Exhibit 99.1

PRESS RELEASE
Financial Contact:
Robert A. Milligan
Chief Financial Officer
480.998.3478
HEALTHCARE TRUST OF AMERICA, INC. REPORTS SECOND QUARTER 2018 EARNINGS
Normalized FFO of $0.41 Per Diluted Share
$294 Million of Dispositions Under Contract
Same-Property Cash NOI Growth of 2.6%
Scottsdale, Arizona (August 2, 2018) - Healthcare Trust of America, Inc. (NYSE: HTA) (“HTA”) announced results for the three and six months ended June 30, 2018.
Operating
Second Quarter 2018:

•	Net Income Attributable to Common Stockholders: Increased 359.3% to $15.3 million, compared to Q2 2017. Earnings per diluted share increased 333.3% to $0.07 per diluted share, compared to Q2 2017.

•
Funds From Operations (“FFO”): As defined by the National Association of Real Estate Investment Trusts (“NAREIT”), increased 55.8%, to $84.4 million, compared to Q2 2017. FFO per diluted share increased 33.3%, to $0.40 per diluted share, compared to Q2 2017.

•	Normalized FFO: Increased 22.2%, to $85.1 million, compared to Q2 2017. Normalized FFO per diluted share increased 5.1%, to $0.41 per diluted share, compared to Q2 2017.

•	Normalized Funds Available for Distribution (“FAD”): Increased 19.2%, to $72.2 million, compared to Q2 2017.

•
Same-Property Cash Net Operating Income (“NOI”): Increased $1.9 million, or 2.6%, to $77.9 million, compared to Q2 2017. Excluding the MOBs located on its Forest Park Dallas campus, Same-Property Cash NOI growth would have been 3.1%.

Year-to-Date 2018:

•	Net Income Attributable to Common Stockholders: Increased 229.7%, to $25.1 million, compared to 2017. Earnings per diluted share increased 140.0%, to $0.12 per diluted share, compared to 2017.

•	FFO: As defined by NAREIT, increased 47.7%, to $169.0 million, compared to 2017. FFO per diluted share increased 15.7%, to $0.81 per diluted share, compared to 2017.

•	Normalized FFO: Increased 31.1%, to $170.1 million, compared to 2017. Normalized FFO per diluted share increased 2.5%, to $0.81 per diluted share, compared to 2017.

•	Normalized FAD: Increased 30.6%, to $148.2 million, compared to 2017.

•
Same-Property Cash NOI: Increased $3.7 million, or 2.5%, to $154.1 million, compared to 2017. Excluding the MOBs located on its Forest Park Dallas campus, Same-Property Cash NOI growth would have been 2.8%.

Portfolio

•
Leasing: During the three months ended June 30, 2018, HTA entered into new and renewal leases on approximately 1.0 million square feet of gross leasable area (“GLA”), or 4.2% of its portfolio. Tenant retention for the Same-Property portfolio was 86% by GLA for the quarter, which included approximately 0.7 million square feet of GLA of total expiring leases. Re-leasing spreads for renewal leases on a cash basis were 1.1%. Renewal leases included tenant improvements of $1.66 per square foot of GLA per year of the lease term and approximately one day of free rent per year of the lease term during the three months ended June 30, 2018.

•	Leased Rate: As of June 30, 2018, HTA had a leased rate for its portfolio of 91.9% by GLA and an occupancy rate of 90.9% by GLA.

•	Forest Park Update: During the six months ended June 30, 2018, HTA entered into approximately 41,000 square feet of GLA of new leases on the former Forest Park Dallas campus.

•
Development/Redevelopment: During the three months ended June 30, 2018, HTA announced a new development in its key gateway market of Miami, Florida and commenced two redevelopments, including an agreement to build a new on-campus MOB in the Raleigh, North Carolina market. The projects will have total expected construction costs of approximately $70.6 million and are approximately 78% pre-leased to major health systems. These projects include:

◦
Jackson South MOB (Miami, Florida): In April 2018, HTA entered into an agreement to develop a new 51,000 square foot MOB located adjacent to the Jackson South Hospital in Coral Reef, Florida. Total development costs are estimated to be $21.6 million and the building is 70% pre-leased to the hospital. Construction is expected to begin in 2019.

◦
Cary MOB (Raleigh, North Carolina): HTA announced it will redevelop the Medical Park of Cary, its existing 90,000 square foot medical park located adjacent to WakeMed Health & Hospital’s (“WakeMed”), a leading health system based in Raleigh, North Carolina. As part of the project, HTA will take down four existing buildings totaling 45,000 square feet of GLA and build a new 125,000 square foot Class A MOB. Following this development, Medical Park of Cary will increase to approximately 170,000 square feet of GLA, including buildings that will remain operational through construction. Construction is expected to begin in the spring of 2019, with delivery by 2021 and is expected to cost $43.0 million.

•
Investments: During the six months ended June 30, 2018, HTA invested $8.4 million to acquire an MOB of approximately 24,000 square feet of GLA in Raleigh, North Carolina, that was 100% leased as of the acquisition date to Duke Health System. In addition, HTA invested $3.9 million to consolidate its ownership interests in several other MOBs.

•
Dispositions: Subsequent to June 30, 2018, HTA entered into agreements to sell its Greenville, South Carolina MOB portfolio for a total of $294.3 million in two transactions, including the sale of a single MOB for $9.3 million that has closed subsequent to June 30, 2018 which was classified as held for sale as of June 30, 2018. The remaining properties are expected to close in August 2018. HTA has additional properties under contract to sell which would total up to an additional $60 million of gross proceeds. These properties are subject to customary closing conditions and no closings are assured. HTA intends to use the net proceeds to pay down debt, repurchase shares of its common stock, to invest in acquisitions and developments in markets where it believes it can utilize its property management and leasing platform to drive incremental returns, and for general corporate purposes.

2017 Investment Performance

•
Cash NOI: During the three months ended June 30, 2018, HTA generated $34.8 million of Cash NOI on its 2017 investments, including its investment in its unconsolidated joint venture. This Cash NOI includes over $2.2 million of income from property management and building engineering services provided to its tenants. As of June 30, 2018, HTA’s run rate yield on its 2017 investments was approximately 5.3%, which included the full year impact of new leases which have been executed, but which have not yet commenced.

•
Development: As of part the 2017 investments, HTA acquired seven development projects that were under construction and not stabilized at the date of acquisition. Prior to this quarter, HTA had completed five of the seven development projects. During the period ended June 30, 2018, HTA completed the development MOB of Memorial Hermann in Houston, Texas. This MOB was 100,000 square feet of GLA and 100% pre-leased to the hospital. The remaining development has been completed in July 2018.

As of June 30, 2018, the six completed development properties were 87% leased and generated $1.9 million of Cash NOI. HTA believes it is currently in the late stages of lease negotiations for an additional 33,000 square feet of GLA that would bring the leased rate on these development properties to 88%, if completed. In total, the seven development properties are projected to generate between approximately $2.5 million and $2.8 million in quarterly Cash NOI upon completion and stabilization.

Balance Sheet and Capital Markets

•
Balance Sheet: As of June 30, 2018, HTA had total leverage of 31.8% measured as debt less cash and cash equivalents to total capitalization, and 5.8x measured as debt less cash and cash equivalents to Adjusted Earnings before Interest, Taxes, Depreciation and Amortization for real estate (“Adjusted EBITDAre”). Total liquidity at the end of the quarter was $1.0 billion, including $994.5 million of availability under HTA’s unsecured revolving credit facility and $26.2 million of cash and cash equivalents.

•
Debt: During the three months ended June 30, 2018, HTA paid down $96.0 million on its $286.0 million promissory note to the seller, as lender, in the Duke acquisition. The interest rate on the promissory note is 4% per annum.

•
Equity: In June 2018, HTA settled its forward sale arrangement pursuant to its forward equity agreement, which included approximately 2.6 million shares of its common stock for net proceeds of approximately $73.8 million, adjusted for costs to borrow equating to a net price to HTA of $28.94 per share of common stock.

•
Share Repurchase Plan: On June 8, 2018, HTA’s Board of Directors approved a stock repurchase plan authorizing HTA to purchase up to $100 million of its common stock from time to time prior to the expiration thereof on June 7, 2020. During June 2018, pursuant to this plan, HTA repurchased 333,002 shares of its common stock, at an average price of $26.26 per share, for an aggregate amount of $8.7 million. In August 2018, HTA’s Board of Directors terminated the foregoing plan and adopted a new plan with an increased share repurchase authorization of up to $300 million.

Subsequent Events

•
Debt: Subsequent to June 30, 2018, HTA’s operating partnership, HTALP, entered into a modification of its $200.0 million unsecured term loan due in 2023. This modification decreased pricing at HTA’s current credit rating by 65 bps from LIBOR plus 165 bps to LIBOR plus 100 bps. The maturity date was also extended by five months to January 2024. The other material terms of the unsecured term loan prior to the modification remained substantially unchanged.

•
Dividends: On August 2, 2018, HTA’s Board of Directors announced an increased quarterly dividend of $0.310 per share of common stock and per OP Unit. The quarterly dividend is to be paid on October 5, 2018 to stockholders of record of its common stock and holders of its OP Units on October 2, 2018.

Financial Results - Second Quarter 2018
Rental Income
Rental income increased 24.2% to $173.2 million for the three months ended June 30, 2018, compared to $139.5 million for the three months ended June 30, 2017.
Net Income
Net income increased 367.5% to $15.7 million for the three months ended June 30, 2018, compared to a net loss of $(5.9) million for the three months ended June 30, 2017.
FFO
FFO, as defined by NAREIT, was $0.40 per diluted share, or $84.4 million, for the three months ended June 30, 2018, compared to $0.30 per diluted share, or $54.2 million, for the three months ended June 30, 2017.
Normalized FFO
Normalized FFO was $0.41 per diluted share, or $85.1 million, for the three months ended June 30, 2018, compared to $0.39 per diluted share, or $69.6 million, for the three months ended June 30, 2017.
Normalized FAD
Normalized FAD increased 19.2% to $72.2 million, for the three months ended June 30, 2018, compared to $60.6 million for the three months ended June 30, 2017.
NOI
NOI increased 24.2% to $119.8 million for the three months ended June 30, 2018, compared to $96.4 million for the three months ended June 30, 2017.
Same-Property Cash NOI
Same-Property Cash NOI increased $1.9 million, or 2.6%, to $77.9 million, for the three months ended June 30, 2018, compared to $75.9 million for the three months ended June 30, 2017. Excluding the MOBs located on its Forest Park Dallas campus, Same-Property Cash NOI growth would have been 3.1%.
General and Administrative Expenses
General and administrative expenses were $8.7 million for the three months ended June 30, 2018, compared to $8.5 million for the three months ended June 30, 2017.
Interest Expense
Total interest expense was $26.3 million for the three months ended June 30, 2018, compared to $17.9 million for the three months ended June 30, 2017.
Tenant Retention
Tenant retention for the Same-Property portfolio was 86% by GLA for the quarter, which included approximately 0.7 million square feet of GLA of expiring leases.

Financial Results - Year-to-Date 2018
Rental Income
Rental income increased 32.4% to $348.8 million for the six months ended June 30, 2018, compared to $263.5 million for the six months ended June 30, 2017.
Net Income
Net income increased 215.1% to $25.7 million for the six months ended June 30, 2018, compared to $8.1 million for the six months ended June 30, 2017.
FFO
FFO, as defined by NAREIT, was $0.81 per diluted share, or $169.0 million, for the six months ended June 30, 2018, compared to $0.70 per diluted share, or $114.4 million, for the six months ended June 30, 2017.
Normalized FFO
Normalized FFO was $0.81 per diluted share, or $170.1 million, for the six months ended June 30, 2018, compared to $0.79 per diluted share, or $129.8 million, for the six months ended June 30, 2017.
Normalized FAD
Normalized FAD increased 30.6% to $148.2 million, for the six months ended June 30, 2018, compared to $113.5 million for the six months ended June 30, 2017.
NOI
NOI increased 31.7% to $239.4 million for the six months ended June 30, 2018, compared to $181.7 million for the six months ended June 30, 2017.

Same-Property Cash NOI
Same-Property Cash NOI increased $3.7 million, or 2.5%, to $154.1 million, for the six months ended June 30, 2018, compared to $150.4 million for the six months ended June 30, 2017. Excluding the MOBs located on its Forest Park Dallas campus, Same-Property Cash NOI growth would have been 2.8%.
General and Administrative Expenses
General and administrative expenses were $17.5 million for the six months ended June 30, 2018, compared to $16.9 million for the six months ended June 30, 2017.
Interest Expense
Total interest expense was $52.6 million for the six months ended June 30, 2018, compared to $33.4 million for the six months ended June 30, 2017.
Investment Activity
During the six months ended June 30, 2018, HTA invested $8.4 million to acquire an MOB of approximately 24,000 square feet of GLA in Raleigh, North Carolina, that was 100% leased as of the acquisition date to Duke Health System. In addition, HTA invested $3.9 million to consolidate its ownership interests in several other MOBs.
Leased Rate, Occupancy Rate and Tenant Retention
The leased rate (includes leases which have been executed, but which have not yet commenced) was 91.9% by GLA as of June 30, 2018. The occupancy rate of HTA’s portfolio was 90.9% by GLA as of June 30, 2018. Tenant retention for the Same-Property portfolio was 84% by GLA year-to-date, which included approximately 1.3 million square feet of expiring leases.
Credit Rated Tenants
Investment grade rated tenants as a percent of annualized base rent was 48% as of June 30, 2018. Additionally, 61% of HTA’s annualized base rent as of June 30, 2018 was derived from tenants that have (or whose parent companies have) a credit rating from a nationally recognized rating agency.
In-House Property Management and Leasing Platform
As of June 30, 2018, HTA’s in-house property management and leasing platform operated approximately 22.7 million square feet of GLA, or 94%, of HTA’s total portfolio.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. (NYSE: HTA) is the largest dedicated owner and operator of medical office buildings in the United States, comprising over 24.2 million square feet of GLA, with over $7.0 billion invested primarily in medical office buildings. HTA provides real estate infrastructure for the integrated delivery of healthcare services in highly-desirable locations. Investments are targeted to build critical mass in 20 to 25 leading gateway markets that generally have leading university and medical institutions which translates to superior demographics, high-quality graduates, intellectual talent and job growth. The strategic markets HTA invests in support a strong, long-term demand for quality medical office space. HTA utilizes an integrated asset management platform consisting of on-site leasing, property management, engineering and building services, and development capabilities to create complete, state of the art facilities in each market. This drives efficiencies, strong tenant and health system relationships, and strategic partnerships that result in high levels of tenant retention, rental growth and long-term value creation. Headquartered in Scottsdale, Arizona, HTA has developed a national brand with dedicated relationships at the local level.
Founded in 2006 and listed on the New York Stock Exchange in 2012, HTA has produced attractive returns for its stockholders that have significantly outperformed the S&P 500 and US REIT indices. More information about HTA can be found on the Company’s Website, Facebook, LinkedIn and Twitter.
Forward-Looking Language
This press release contains certain forward-looking statements with respect to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially and in adverse ways from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, without limitation, the following: changes in economic conditions generally and the real estate market specifically; legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry; the availability of capital; changes in interest rates; competition in the real estate industry; the supply and demand for operating properties in our proposed market areas; changes in accounting principles generally accepted in the United States of America; policies and guidelines applicable to REITs; the availability of properties to acquire; and the availability of financing. Additional information concerning us and our business, including additional factors that could materially and adversely affect our financial results, include, without limitation, the risks described under Part I, Item 1A - Risk Factors, in our 2017 Annual Report on Form 10-K and in our filings with the SEC.
Conference Call
HTA will host a conference call and webcast on Friday, August 3, 2018 at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time) to review its financial performance and operating results for the three and six months ended June 30, 2018.
Conference Call and Webcast Details:
Domestic Dial-In Number: (877) 507-6265
International Dial-In Number: (412) 902-6633
Canada Dial-In Number: (855) 669-9657
Webcast: www.htareit.com under the Investor Relations tab
Replay Conference Call Details:
Domestic Dial-In Number: (877) 344-7529
International Dial-In Number: (412) 317-0088
Canada Dial-In Number: (855) 669-9658
Conference ID: 10122321
Available August 3, 2018 (one hour after the end of the conference call) to September 3, 2018 at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time)
Supplemental Information
Supplemental financial data are available on the HTA’s website at www.htareit.com.

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for share and per share data)
(Unaudited)

	June 30, 2018	December 31, 2017
ASSETS
Real estate investments:
Land	$486,403	$485,319
Building and improvements	5,873,927	5,830,824
Lease intangibles	633,938	639,199
Construction in progress	21,397	14,223
	7,015,665	6,969,565
Accumulated depreciation and amortization	(1,146,260)	(1,021,691)
Real estate investments, net	5,869,405	5,947,874
Assets held for sale, net	6,916	—
Investment in unconsolidated joint venture	67,870	68,577
Cash and cash equivalents	26,191	100,356
Restricted cash	13,414	18,204
Receivables and other assets, net	215,250	207,857
Other intangibles, net	103,084	106,714
Total assets	$6,302,130	$6,449,582
LIABILITIES AND EQUITY
Liabilities:
Debt	$2,683,531	$2,781,031
Accounts payable and accrued liabilities	152,516	167,852
Liabilities of assets held for sale	161	—
Derivative financial instruments - interest rate swaps	548	1,089
Security deposits, prepaid rent and other liabilities	65,012	61,222
Intangible liabilities, net	64,964	68,203
Total liabilities	2,966,732	3,079,397
Commitments and contingencies
Redeemable noncontrolling interests	6,644	6,737
Equity:
Preferred stock, $0.01 par value; 200,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.01 par value; 1,000,000,000 shares authorized; 207,493,355 and 204,892,118 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	2,075	2,049
Additional paid-in capital	4,580,373	4,508,528
Accumulated other comprehensive loss	1,367	274
Cumulative dividends in excess of earnings	(1,332,759)	(1,232,069)
Total stockholders’ equity	3,251,056	3,278,782
Noncontrolling interests	77,698	84,666
Total equity	3,328,754	3,363,448
Total liabilities and equity	$6,302,130	$6,449,582

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
Rental income	$173,221	$139,525	$348,788	$263,518
Interest and other operating income	111	354	205	708
Total revenues	173,332	139,879	348,993	264,226
Expenses:
Rental	53,553	43,523	109,575	82,543
General and administrative	8,725	8,472	17,511	16,895
Transaction	396	5,073	587	5,357
Depreciation and amortization	69,104	55,353	139,496	102,409
Impairment	—	5,093	4,606	5,093
Total expenses	131,778	117,514	271,775	212,297
Income before other income (expense)	41,554	22,365	77,218	51,929
Interest income (expense):
Interest related to derivative financial instruments	186	(239)	128	(563)
Gain on change in fair value of derivative financial instruments, net	—	45	—	884
Total interest related to derivative financial instruments, including net change in fair value of derivative financial instruments	186	(194)	128	321
Interest related to debt	(26,491)	(17,706)	(52,686)	(33,764)
Gain on sale of real estate, net	—	—	—	3
Loss on extinguishment of debt, net	—	(10,386)	—	(10,418)
Income from unconsolidated joint venture	403	63	973	63
Other income	5	6	40	14
Net income (loss)	$15,657	$(5,852)	$25,673	$8,148
Net income attributable to noncontrolling interests	(311)	(66)	(525)	(521)
Net income (loss) attributable to common stockholders	$15,346	$(5,918)	$25,148	$7,627
Earnings per common share - basic:
Net income (loss) attributable to common stockholders	$0.07	$(0.03)	$0.12	$0.05
Earnings per common share - diluted:
Net income (loss) attributable to common stockholders	$0.07	$(0.03)	$0.12	$0.05
Weighted average common shares outstanding:
Basic	205,241	176,464	205,155	159,218
Diluted	209,259	176,464	209,218	163,490
Dividends declared per common share	$0.305	$0.300	$0.610	$0.600

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net income	$25,673	$8,148
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other	135,177	100,536
Share-based compensation expense	5,703	3,839
Impairment	4,606	5,093
Income from unconsolidated joint venture	(973)	(63)
Distributions from unconsolidated joint venture	975	—
Gain on sale of real estate, net	—	(3)
Loss on extinguishment of debt, net	—	10,418
Change in fair value of derivative financial instruments	—	(884)
Changes in operating assets and liabilities:
Receivables and other assets, net	(2,956)	(2,742)
Accounts payable and accrued liabilities	(13,254)	14,272
Prepaid rent and other liabilities	1,157	1,907
Net cash provided by operating activities	156,108	140,521
Cash flows from investing activities:
Investments in real estate	(11,887)	(2,202,815)
Investment in unconsolidated joint venture	—	(68,839)
Development of real estate	(23,861)	(348)
Proceeds from the sale of real estate	—	4,746
Capital expenditures	(34,110)	(26,022)
Collection of real estate notes receivable	347	—
Net cash used in investing activities	(69,511)	(2,293,278)
Cash flows from financing activities:
Borrowings on unsecured revolving credit facility	85,000	305,000
Payments on unsecured revolving credit facility	(85,000)	(393,000)
Proceeds from unsecured senior notes	—	900,000
Payments on secured mortgage loans	(99,218)	(74,319)
Deferred financing costs	—	(9,400)
Debt extinguishment costs	—	(10,391)
Security deposits	222	1,964
Proceeds from issuance of common stock	72,814	1,624,222
Repurchase and cancellation of common stock	(11,553)	(3,339)
Dividends paid	(125,128)	(85,683)
Distributions paid to noncontrolling interest of limited partners	(2,689)	(2,722)
Net cash (used in) provided by financing activities	(165,552)	2,252,332
Net change in cash, cash equivalents and restricted cash	(78,955)	99,575
Cash, cash equivalents and restricted cash - beginning of period	118,560	25,045
Cash, cash equivalents and restricted cash - end of period	$39,605	$124,620

HEALTHCARE TRUST OF AMERICA, INC.
NOI, CASH NOI AND SAME-PROPERTY CASH NOI
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income (loss)	$15,657	$(5,852)	$25,673	$8,148
General and administrative expenses	8,725	8,472	17,511	16,895
Transaction expenses (1)	396	5,073	587	5,357
Depreciation and amortization expense	69,104	55,353	139,496	102,409
Impairment	—	5,093	4,606	5,093
Interest expense and net change in fair value of derivative financial instruments	26,305	17,900	52,558	33,443
Gain on sale of real estate, net	—	—	—	(3)
Loss on extinguishment of debt, net	—	10,386	—	10,418
Income from unconsolidated joint venture	(403)	—	(973)	—
Other income	(5)	(6)	(40)	(14)
NOI	$119,779	$96,419	$239,418	$181,746
NOI percentage growth	24.2%		31.7%

NOI	$119,779	$96,419	$239,418	$181,746
Straight-line rent adjustments, net	(2,377)	(1,616)	(5,543)	(2,825)
Amortization of (below) and above market leases/leasehold interests, net	40	126	255	32
Notes receivable interest income and other GAAP adjustments	(19)	(240)	(149)	(495)
Cash NOI	$117,423	$94,689	$233,981	$178,458
Acquisitions not owned/operated for all periods presented and disposed properties Cash NOI	(33,664)	(11,973)	(68,340)	(14,535)
Redevelopment Cash NOI	(365)	(1,149)	(622)	(2,364)
Intended for sale Cash NOI	(5,507)	(5,628)	(10,889)	(11,122)
Same-Property Cash NOI (2)	$77,887	$75,939	$154,130	$150,437
Same-Property Cash NOI percentage growth	2.6%		2.5%

(1) For the three and six months ended June 30, 2017, transaction costs include $4.6 million of non-incremental costs related to the Duke acquisition.
(2) Same-Property includes 321 and 319 buildings for the three and six months ended June 30, 2018 and 2017, respectively.
NOI is a non-GAAP financial measure that is defined as net income or loss (computed in accordance with GAAP) before: (i) general and administrative expenses; (ii) transaction expenses; (iii) depreciation and amortization expense; (iv) impairment; (v) interest expense and net change in fair value of derivative financial instruments; (vi) gain or loss on sales of real estate; (vii) gain or loss on extinguishment of debt; (viii) income or loss from unconsolidated joint venture; and (ix) other income or expense. HTA believes that NOI provides an accurate measure of the operating performance of its operating assets because NOI excludes certain items that are not associated with the management of its properties. Additionally, HTA believes that NOI is a widely accepted measure of comparative operating performance of real estate investment trusts (“REITs”). However, HTA’s use of the term NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of its financial performance. NOI should be reviewed in connection with other GAAP measurements.
Cash NOI is a non-GAAP financial measure which excludes from NOI: (i) straight-line rent adjustments; (ii) amortization of below and above market leases/leasehold interests; (iii) notes receivable interest income; and (iv) other GAAP adjustments. Contractual base rent, contractual rent increases, contractual rent concessions and changes in occupancy or lease rates upon commencement and expiration of leases are a primary driver of HTA’s revenue performance. HTA believes that Cash NOI, which removes the impact of straight-line rent adjustments, provides another measurement of the operating performance of its operating assets. Additionally, HTA believes that Cash NOI is a widely accepted measure of comparative operating performance of REITs. However, HTA’s use of the term Cash NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of its financial performance. Cash NOI should be reviewed in connection with other GAAP measurements.
To facilitate the comparison of Cash NOI between periods, HTA calculates comparable amounts for a subset of its owned and operational properties referred to as “Same-Property”. Same-Property Cash NOI excludes (i) properties which have not been owned and operated by HTA during the entire span of all periods presented and disposed properties, (ii) HTA’s share of unconsolidated joint ventures, (iii) development, redevelopment and land parcels, (iv) properties intended for disposition in the near term which have (a) been approved by the Board of Directors, (b) is actively marketed for sale, and (c) an offer has been received at prices HTA would transact and the sales process is ongoing, and (v) certain non-routine items. Same-Property Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of its financial performance. Same-Property Cash NOI should be reviewed in connection with other GAAP measurements.

HEALTHCARE TRUST OF AMERICA, INC.
FFO, NORMALIZED FFO AND NORMALIZED FAD
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income (loss) attributable to common stockholders	$15,346	$(5,918)	$25,148	$7,627
Depreciation and amortization expense related to investments in real estate	68,585	54,968	138,441	101,657
Gain on sale of real estate, net	—	—	—	(3)
Impairment	—	5,093	4,606	5,093
Proportionate share of joint venture depreciation and amortization	463	42	814	42
FFO attributable to common stockholders	$84,394	$54,185	$169,009	$114,416
Transaction expenses	252	430	443	714
Gain on change in fair value of derivative financial instruments, net	—	(45)	—	(884)
Loss on extinguishment of debt, net	—	10,386	—	10,418
Noncontrolling income from partnership units included in diluted shares	297	44	478	469
Other normalizing items, net (1)	144	4,643	144	4,643
Normalized FFO attributable to common stockholders	$85,087	$69,643	$170,074	$129,776
Other income	(5)	(6)	(40)	(14)
Non-cash compensation expense	2,224	1,309	5,703	3,839
Straight-line rent adjustments, net	(2,377)	(1,616)	(5,543)	(2,825)
Amortization of (below) and above market leases/leasehold interests and corporate assets, net	559	511	1,310	784
Deferred revenue - tenant improvement related	(38)	(11)	(69)	(11)
Amortization of deferred financing costs and debt discount/premium, net	1,291	853	2,580	1,639
Recurring capital expenditures, tenant improvements and leasing commissions	(14,511)	(10,065)	(25,861)	(19,705)
Normalized FAD attributable to common stockholders	$72,230	$60,618	$148,154	$113,483

Net income (loss) attributable to common stockholders per diluted share	$0.07	$(0.03)	$0.12	$0.05
FFO adjustments per diluted share, net	0.33	0.33	0.69	0.65
FFO attributable to common stockholders per diluted share	$0.40	$0.30	$0.81	$0.70
Normalized FFO adjustments per diluted share, net	0.01	0.09	0.00	0.09
Normalized FFO attributable to common stockholders per diluted share	$0.41	$0.39	$0.81	$0.79

Weighted average diluted common shares outstanding (2)	209,259	180,672	209,218	163,490

(1) For the three and six months ended June 30, 2017, other normalizing items include $4.6 million of non-incremental costs related to the Duke acquisition that were included in transaction expenses on HTA’s condensed consolidated statements of operations.

(2) For the three months ended June 30, 2017, these securities are anti-dilutive on a GAAP basis as a result of HTA’s net loss, but are considered dilutive on a non-GAAP basis in periods where we report non-GAAP net income.

HTA computes FFO in accordance with the current standards established by NAREIT. NAREIT defines FFO as net income or loss attributable to common stockholders (computed in accordance with GAAP), excluding gains or losses from sales of real estate property and impairment write-downs of depreciable assets, plus depreciation and amortization related to investments in real estate, and after adjustments for unconsolidated partnerships and joint ventures. HTA presents this non-GAAP financial measure because it considers it an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Historical cost accounting assumes that the value of real estate assets diminishes ratably over time. Since real estate values have historically risen or fallen based on market conditions, many industry investors have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. Because FFO excludes depreciation and amortization unique to real estate, among other items, it provides a perspective not immediately apparent from net income or loss attributable to common stockholders.

HTA computes Normalized FFO, which excludes from FFO: (i) transaction expenses; (ii) gain or loss on change in fair value of derivative financial instruments; (iii) gain or loss on extinguishment of debt; (iv) noncontrolling income or loss from partnership units included in diluted shares; and (v) other normalizing items, which include items that are unusual and infrequent in nature. HTA presents this non-GAAP financial measure because it allows for the comparison of its operating performance to other REITs and between periods on a consistent basis. HTA’s methodology for calculating Normalized FFO may be different from the methods utilized by other REITs and, accordingly, may not be comparable to other REITs. Normalized FFO should not be considered as an alternative to net income or loss attributable to common stockholders (computed in accordance with GAAP) as an indicator of its financial performance, nor is it indicative of cash available to fund cash needs. Normalized FFO should be reviewed in connection with other GAAP measurements.
HTA also computes Normalized FAD, which excludes from Normalized FFO: (i) other income or expense; (ii) non-cash compensation expense; (iii) straight-line rent adjustments; (iv) amortization of below and above market leases/leasehold interests and corporate assets; (v) amortization of deferred financing costs and debt premium/discount; and (vi) recurring capital expenditures, tenant improvements and leasing commissions. HTA believes this non-GAAP financial measure provides a meaningful supplemental measure of its operating performance. Normalized FAD should not be considered as an alternative to net income or loss attributable to common stockholders (computed in accordance with GAAP) as an indicator of its financial performance, nor is it indicative of cash available to fund cash needs. Normalized FAD should be reviewed in connection with other GAAP measurements.